Exhibit 99.1

NEWS RELEASE

Gray Reports Strong Revenues and Lower Expenses for the Third Quarter

Atlanta, Georgia –November 8, 2023. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN) today announced strong financial results for the third quarter ended September 30, 2023, including total revenue of $803 million, which was above the high end of our revenue guidance and total operating expenses (before depreciation, amortization, impairment and loss on disposal of assets) of $598 million, which was below the low end of our expense guidance for the quarter.

Gray continued to execute across its portfolio of high-quality television stations and digital platforms as it combines its market-leading local news with strong network programming to deliver unparalleled reach for advertisers. In the third quarter of 2023, Gray’s total revenue increased by $202 million or 34% compared to 2021, our most recent non-political year.

We are particularly pleased with the performance of our television stations during the quarter, whose core advertising revenue increased 1% on a year-over-year basis. We saw continued improvement in the automobile advertising category with an 18% year-over-year increase. In addition, political advertising revenues in a non-political year were relatively strong at $26 million. Continuing the trend of the first and second quarters of 2023, the third quarter’s political advertising revenue exceeded the amount of the corresponding quarter in 2019, the last year that preceded a presidential election year. As a result of another strong quarter of political advertising revenue, we today raise our previous guidance for full-year 2023 political advertising revenue by 33% to at least $80 million.

Given these solid performances across our television stations in the first three quarters of 2023, we currently anticipate that our television station operations will grow advertising revenues during the remainder of 2023, due to our strong positions in local markets and the exceptional efforts of our local station staff.

On September 1, 2023, we entered into an agreement with the CW Network (“CW”) to extend their network affiliation agreements at most of our legacy stations and to commence an affiliation with PeachtreeTV, our independent television station in the Atlanta market. Prior to that agreement, we entered into a sports rights agreement that allows CW to broadcast a slate of Atlantic Coast Conference (“ACC”) football as well as men’s and women’s basketball games on a national basis.

In the third quarter, we returned the Phoenix Suns and Phoenix Mercury local basketball games from a sports network to our local broadcast television stations serving all three of Arizona’s media markets covering the entire state. We continue pursuing similar innovative arrangements to expand the local availability of professional sports on Gray’s television stations in additional markets.

Finally, in the third quarter, we completed and delivered to NBCUniversal the soundstages, offices, warehouses, mill spaces, parking and related facilities that the studio has leased from us in our Assembly Studios real estate complex located in the Atlanta metro area. Construction on Gray’s facilities within Assembly Studios and key infrastructure for the surrounding Assembly Atlanta complex is currently expected to be completed prior to year-end. We are continuing to evaluate opportunities to unlock the value of this unique real estate development. While we currently anticipate that the mixed-use complex will be fully constructed and utilized by 2030, we currently do not anticipate any material capital projects at Assembly Atlanta in 2024.

Summary of Third Quarter Operating Results

Operating Highlights (the respective 2022 periods reflect the “on-year” of the two-year political advertising cycle):

●	Revenue was $803 million, a decrease of 12% from the third quarter of 2022.

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●	Core Advertising Revenue was $363 million, an increase of 1% from the third quarter of 2022.

●

Impairment charge of $43 million was related to the bankruptcy of Diamond Sports Group, LLC’s (“Diamond”) Atlantic Coast Conference (“ACC”) contract with our Raycom Sports subsidiary and its replacement with new ACC sports rights agreements with ESPN and the CW.

●	Net loss attributable to common stockholders was $53 million, or $0.57 per share.

●	Broadcast Cash Flow was $229 million, a decrease of 36% from the third quarter of 2022, due primarily to the cyclical decrease in political advertising.

Other Key Metrics

●

As of September 30, 2023, our Total Leverage Ratio, Net of all Cash, was 5.50 times on a trailing eight-quarter basis, netting our total cash balance of $21 million and giving effect to all Transaction Related Expenses, which is calculated as set forth in our Senior Credit Facility.

●	Non-cash stock compensation was $5 million during the third quarter of 2023, and $6 million in the third quarter of 2022.

Taxes

●

During the nine-months ended September 30, 2023 and 2022, we made income tax payments of $43 million and $128 million, respectively. During the remainder of 2023, based on our current forecasts, we anticipate making income tax payments (before deducting any refunds) within a range of $5 million to $9 million. During 2020, we carried back certain net operating losses, resulting in a refund of $21 million, excluding interest, that is outstanding.

●	As of September 30, 2023, we have an aggregate of $344 million of various state operating loss carryforwards, of which we expect that approximately one-third will be utilized.

Guidance for the Three-Months Ending December 31, 2023

Based on our current forecasts for the quarter ending December 31, 2023, we anticipate the following key financial results, as outlined below in approximate ranges. We present revenue net of agency commissions. We exclude depreciation, amortization, impairment and (gain) loss on disposal of assets from our estimates of operating expenses.

●	Revenue:
o	Core advertising revenue of $410 million to $414 million; up low single digit percentage increases over the fourth quarter of 2022.
o	Retransmission revenue of $362 million to $365 million; up low single digit percentage increases over fourth quarter 2022.
o	Political advertising revenue of $34 million to $35 million.
o	Production company revenue of $30 million to $31 million.
o	Total revenue of $854 million to $864 million.
●	Operating Expenses:
o	Broadcasting expenses of $605 million to $610 million, including retransmission expense of approximately $233 million and non-cash stock-based compensation expense of approximately $1 million.
o	Production company expenses of approximately $26 million to $28 million.
o	Corporate expenses of $35 million to $40 million, including non-cash stock-based compensation expense of approximately $4 million.

Gray Television, Inc.
Earnings Release for the three and nine-month periods ended September 30, 2023	Page 2 of 11

Selected Operating Data (Unaudited)

	Three Months Ended September 30,
			% Change		% Change
			2023 to		2023 to
	2023	2022	2022	2021	2021
	(dollars in millions)
Revenue (less agency commissions):
Core advertising	$363	$359	1%	$292	24%
Political	26	144	(82)%	9	189%
Retransmission consent	378	368	3%	266	42%
Other	16	18	(11)%	14	14%
Total broadcasting revenue	783	889	(12)%	581	35%
Production companies	20	20	0%	20	0%
Total revenue	$803	$909	(12)%	$601	34%

Operating expenses (1):
Broadcasting:
Station expenses	$322	$309	4%	$229	41%
Retransmission expense	234	226	4%	154	52%
Transaction Related Expenses	-	1	(100)%	-	0%
Non-cash stock-based compensation	1	1	0%	1	0%
Total broadcasting expense	$557	$537	4%	$384	45%

Production companies	$18	$16	13%	$13	38%

Corporate and administrative
Corporate expenses	$19	$22	(14)%	$19	0%
Transaction Related Expenses	-	-	0%	11	(100)%
Non-cash stock-based compensation	4	5	(20)%	2	100%
Total corporate and administrative expense	$23	$27	(15)%	$32	(28)%

Net (loss) income	$(40)	$108	(137)%	$(17)	(135)%

Non-GAAP Cash Flow (2):
Broadcast Cash Flow	$229	$357	(36)%	$204	12%
Broadcast Cash Flow Less
Cash Corporate Expenses	$210	$335	(37)%	$175	20%
Free Cash Flow (3)	$25	$162	(85)%	$(5)	600%

	Nine Months Ended September 30,
			% Change		% Change
			2023 to		2023 to
	2023	2022	2022	2021	2021
	(dollars in millions)
Revenue (less agency commissions):
Core advertising	$1,099	$1,090	1%	$831	32%
Political	46	260	(82)%	24	92%
Retransmission consent	1,167	1,143	2%	755	55%
Other	51	55	(7)%	38	34%
Total broadcasting revenue	2,363	2,548	(7)%	1,648	43%
Production companies	54	56	(4)%	44	23%
Total revenue	$2,417	$2,604	(7)%	$1,692	43%

Operating expenses (1):
Broadcasting
Station expenses	$955	$909	5%	$654	46%
Retransmission expense	705	678	4%	444	59%
Transaction Related Expenses	-	5	(100)%	-	0%
Non-cash stock-based compensation	4	3	33%	1	300%
Total broadcasting expense	$1,664	$1,595	4%	$1,099	51%

Production companies	$88	$56	57%	$39	126%

Corporate and administrative
Corporate expenses	$68	$65	5%	$47	45%
Transaction Related Expenses	-	1	(100)%	19	(100)%
Non-cash stock-based compensation	11	14	(21)%	9	22%
Total corporate and administrative expense	$79	$80	(1)%	$75	5%

Net (loss) income	$(67)	$269	(125)%	$61	(210)%

Non-GAAP Cash Flow (2):
Broadcast Cash Flow	$667	$955	(30)%	$555	20%
Broadcast Cash Flow Less
Cash Corporate Expenses	$599	$889	(33)%	$489	22%
Free Cash Flow (3)	$98	$339	(71)%	$107	(8)%

(1)	Excludes depreciation, amortization, impairment and (gain) loss on disposal of assets.
(2)	See definition of non-GAAP terms and a reconciliation of the non-GAAP amounts to net income (loss) included elsewhere herein.
(3)

Excludes deductions, net of reimbursements, for purchase of property, plant and equipment related to the Assembly Atlanta project of $42 million, $87 million and $11 million for the 2023, 2022 and 2021 three-month periods, respectively; and excludes $172 million, $179 million and $91 million for the 2023, 2022 and 2021 nine-month periods, respectively.

Gray Television, Inc.
Earnings Release for the three and nine-month periods ended September 30, 2023	Page 3 of 11

Detail Table of Operating Results (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2023	2022	2023	2022
	(in millions, except for per share information)
Revenue (less agency commissions):
Broadcasting	$783	$889	$2,363	$2,548
Production companies	20	20	54	56
Total revenue (less agency commissions)	803	909	2,417	2,604
Operating expenses before depreciation, amortization, impairment and (gain) loss on disposal of assets, net:
Broadcasting	557	537	1,664	1,595
Production companies	18	16	88	56
Corporate and administrative	23	27	79	80
Depreciation	36	33	106	96
Amortization of intangible assets	48	52	147	156
Impairment of goodwill and other intangible assets	43	-	43	-
(Gain) loss on disposal of assets, net	(6)	(1)	20	(6)
Operating expenses	719	664	2,147	1,977
Operating income	84	245	270	627
Other expense:
Miscellaneous expense, net	(10)	(1)	(13)	(3)
Interest expense	(111)	(94)	(324)	(254)
Loss from early extinguishment of debt	-	-	(3)	-
(Loss) income before income taxes	(37)	150	(70)	370
Income tax expense (benefit)	3	42	(3)	101
Net (loss) income	(40)	108	(67)	269
Preferred stock dividends	13	13	39	39
Net (loss) income attributable to common stockholders	$(53)	$95	$(106)	$230

Basic per share information:
Net (loss) income attributable to common stockholders	$(0.57)	$1.04	$(1.15)	$2.47
Weighted-average shares outstanding	93	91	92	93

Diluted per share information:
Net (loss) income attributable to common stockholders	$(0.57)	$1.03	$(1.15)	$2.47
Weighted-average shares outstanding	93	92	92	93

Gray Television, Inc.
Earnings Release for the three and nine-month periods ended September 30, 2023	Page 4 of 11

Other Financial Data (Unaudited)

	Nine Months Ended September 30,
	2023	2022
	(in millions)

Net cash provided by operating activities	$565	$596
Net cash used in investing activities	(259)	(362)
Net cash used in financing activities	(346)	(279)
Net decrease in cash	$(40)	$(45)

	As of
	September 30, 2023	December 31, 2022
	(in millions)

Cash	$21	$61
Long-term debt, including current portion, less deferred
financing costs	$6,186	$6,455
Series A Perpetual Preferred Stock	$650	$650
Borrowing availability under Revolving Credit Facility	$469	$496

The Company

We are a multimedia company headquartered in Atlanta, Georgia and the nation’s largest owner of top-rated local television stations and digital assets in the United States. Our television stations serve 113 television markets that collectively reach approximately 36 percent of US television households. This portfolio includes 80 markets with the top-rated television station and 102 markets with the first and/or second highest rated television station. We also own video program companies Raycom Sports, Tupelo Media Group, and PowerNation Studios, as well as the studio production facilities Assembly Atlanta and Third Rail Studios. Gray owns a majority interest in Swirl Films. For more information, please visit www.gray.tv.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains certain forward-looking statements that are based largely on our current expectations and reflect various estimates and assumptions by us. These statements are statements other than those of historical fact and may be identified by words such as “estimates,” “expect,” “anticipate,” “will,” “implied,” “assume” and similar expressions. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such forward-looking statements. Such risks, trends and uncertainties, which in some instances are beyond our control, include: estimates of future revenue, future expenses, future proceeds from Assembly Atlanta property sales, future proceeds from any quasi-governmental entities related to Assembly Atlanta, and other future events. We are subject to additional risks and uncertainties described in our quarterly and annual reports filed with the Securities and Exchange Commission from time to time, including in the “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections contained therein, which reports are made publicly available via our website, www.gray.tv. Any forward-looking statements in this press release should be evaluated in light of these important risk factors. This press release reflects management’s views as of the date hereof. Except to the extent required by applicable law, Gray undertakes no obligation to update or revise any information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2022, and may be contained in reports subsequently filed with the U.S. Securities and Exchange Commission and available at www.sec.gov.

Gray Television, Inc.
Earnings Release for the three and nine-month periods ended September 30, 2023	Page 5 of 11

Conference Call Information:

We will host a conference call to discuss our third quarter operating results on November 8, 2023. The call will begin at 11:00 AM Eastern Time. The live dial-in number is 1 (800) 285-6670. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1 (888) 556-3470, Confirmation Code: 898476# until December 8, 2023.

Gray Contacts:

Web site: www.gray.tv

Hilton H. Howell, Jr., Executive Chairman and Chief Executive Officer, (404) 266-5513

Pat LaPlatney, President and Co-Chief Executive Officer, (334) 206-1400

Jim Ryan, Executive Vice President and Chief Financial Officer, (404) 504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, (404) 266-8333

Gray Television, Inc.
Earnings Release for the three and nine-month periods ended September 30, 2023	Page 6 of 11

Effects of Acquisitions and Divestitures on Our Results of Operations and Non-GAAP Terms

From time to time, we supplement our financial results prepared in accordance with GAAP by disclosing the non-GAAP financial measures Broadcast Cash Flow, Broadcast Cash Flow Less Cash Corporate Expenses, Operating Cash Flow as defined in the Senior Credit Agreement, Free Cash Flow and Total Leverage Ratio, Net of All Cash. These non-GAAP amounts are used by us to approximate amounts used to calculate key financial performance covenants contained in our debt agreements and are used with our GAAP data to evaluate our results and liquidity.

We define Broadcast Cash Flow as net income or loss plus loss on early extinguishment of debt, non-cash corporate and administrative expenses, non-cash stock-based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense, Broadcast Transactions Related Expenses and broadcast other adjustments less any gain on disposal of assets, any miscellaneous income, any income tax benefits and payments for program broadcast rights.

We define Broadcast Cash Flow Less Cash Corporate Expenses as net income or loss plus loss on early extinguishment of debt, non-cash stock-based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense, Transaction Related Expenses and other adjustments less any gain on disposal of assets, any miscellaneous income, any income tax benefits and payments for program broadcast rights.

We define Operating Cash Flow as defined in our Senior Credit Agreement as net income or loss plus loss on early extinguishment of debt, non-cash stock-based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense, Transaction Related Expenses, other adjustments, certain pension expenses, synergies and other adjustments less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast rights, pension income and contributions to pension plans.

We define Free Cash Flow as net income or loss, plus loss on early extinguishment of debt, non-cash stock-based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, any income tax expense, non-cash 401(k) expense, Transactions Related Expenses, broadcast other adjustments, certain pension expenses, synergies, other adjustments and amortization of deferred financing costs less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast rights, pension income, contributions to pension plans, preferred and common dividends, purchase of property and equipment (net of reimbursements and certain defined purchases) and income taxes paid (net of any refunds).

Operating Cash Flow as defined in our Senior Credit Agreement gives effect to the revenue and broadcast expenses of all completed acquisitions and divestitures as if they had been acquired or divested, respectively, on October 1, 2021. It also gives effect to certain operating synergies expected from the acquisitions and related financings and adds back professional fees incurred in completing the acquisitions. Certain of the financial information related to the acquisitions has been derived from, and adjusted based on, unaudited, un-reviewed financial information prepared by other entities, which Gray cannot independently verify. We cannot assure you that such financial information would not be materially different if such information were audited or reviewed and no assurances can be provided as to the accuracy of such information, or that our actual results would not differ materially from this financial information if the acquisitions had been completed on the stated date. In addition, the presentation of Operating Cash Flow as defined in the Senior Credit Agreement and the adjustments to such information, including expected synergies resulting from such transactions, may not comply with GAAP or the requirements for pro forma financial information under Regulation S-X under the Securities Act of 1933. Our Total Leverage Ratio, Net of All Cash is determined by dividing our Adjusted Total Indebtedness, Net of All Cash, by our Operating Cash Flow as defined in our Senior Credit Agreement, divided by two. Our Adjusted Total Indebtedness, Net of All Cash, represents the total outstanding principal of our long-term debt, plus certain other obligations as defined in our Senior Credit Agreement, less all cash (excluding restricted cash). Our Operating Cash Flow, as defined in our Senior Credit Agreement, divided by two, represents our average annual Operating Cash Flow as defined in our Senior Credit Agreement for the preceding eight quarters.

Gray Television, Inc.
Earnings Release for the three and nine-month periods ended September 30, 2023	Page 7 of 11

We define Transaction Related Expenses as incremental expenses incurred specific to acquisitions and divestitures, including but not limited to legal and professional fees, severance and incentive compensation, and contract termination fees. We present certain line items from our selected operating data, net of Transaction Related Expenses, in order to present a more meaningful comparison between periods of our operating expenses and our results of operations.

These non-GAAP terms are not defined in GAAP and our definitions may differ from, and therefore may not be comparable to, similarly titled measures used by other companies, thereby limiting their usefulness. Such terms are used by management in addition to, and in conjunction with, results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net income and cash flows reported in accordance with GAAP.

Gray Television, Inc.
Earnings Release for the three and nine-month periods ended September 30, 2023	Page 8 of 11

Reconciliation of Non-GAAP Terms (Unaudited):

	Three Months Ended
	September 30,
	2023	2022	2021
	(in millions)

Net (loss) income	$(40)	$108	$(17)
Adjustments to reconcile from net income (loss) to
Free Cash Flow:
Depreciation	36	33	26
Amortization of intangible assets	48	52	28
Impairment of goodwill and other intangible assets	43	-	-
Non-cash stock-based compensation	5	6	3
(Gain) loss on disposal of assets, net	(6)	(1)	51
Miscellaneous expense, net	10	1	1
Interest expense	111	94	48
Income tax expense	3	42	35
Amortization of program broadcast rights	9	11	9
Payments for program broadcast rights	(9)	(11)	(9)
Corporate and administrative expenses before depreciation, amortization of intangible assets, impairment and non-cash stock-based compensation	19	22	29
Broadcast Cash Flow	229	357	204
Corporate and administrative expenses before depreciation, amortization of intangible assets, impairment and non-cash stock-based compensation	(19)	(22)	(29)
Broadcast Cash Flow Less Cash Corporate Expenses	210	335	175
Contributions to pension plans	(4)	(4)	(4)
Interest expense	(111)	(94)	(48)
Amortization of deferred financing costs	3	4	3
Preferred stock dividends	(13)	(13)	(13)
Common stock dividends	(8)	(7)	(8)
Purchase of property and equipment (1)	(33)	(52)	(22)
Reimbursements of property and equipment purchases	-	2	3
Income taxes paid, net of refunds (2)	(19)	(9)	(91)
Free Cash Flow (1) (2)	$25	$162	$(5)

(1)	Excludes $42 million, $87 million and $11 million related to the Assembly Atlanta project in 2023, 2022 and 2021, respectively.
(2)	Included $72 million of income tax payments in the 2021 three-month period, related to the divestiture of certain stations acquired from Quincy Media.

Gray Television, Inc.
Earnings Release for the three and nine-month periods ended September 30, 2023	Page 9 of 11

Reconciliation of Non-GAAP Terms(Unaudited):

	Nine Months Ended
	September 30,
	2023	2022	2021
	(in millions)

Net (loss) income	$(67)	$269	$61
Adjustments to reconcile from net income to
Free Cash Flow:
Depreciation	106	96	76
Amortization of intangible assets	147	156	81
Impairment of goodwill and other intangible assets	43	-	-
Non-cash stock-based compensation	14	17	10
Non-cash 401(k) expense	-	-	1
Loss (gain) on disposal of assets, net	20	(6)	46
Miscellaneous expense, net	13	3	7
Interest expense	324	254	143
Loss from early extinguishment of debt	3	-	-
Income tax (benefit) expense	(3)	101	65
Amortization of program broadcast rights	29	36	26
Payments for program broadcast rights	(30)	(37)	(27)
Corporate and administrative expenses before depreciation, amortization of intangible assets, impairment and non-cash stock-based compensation	68	66	66
Broadcast Cash Flow	667	955	555
Corporate and administrative expenses before depreciation, amortization of intangible assets, impairment and non-cash stock-based compensation	(68)	(66)	(66)
Broadcast Cash Flow Less Cash Corporate Expenses	599	889	489
Pension income	(1)	(2)	-
Contributions to pension plans	(4)	(4)	(4)
Interest expense	(324)	(254)	(143)
Amortization of deferred financing costs	10	12	9
Preferred stock dividends	(39)	(39)	(39)
Common stock dividends	(22)	(23)	(23)
Purchase of property and equipment (1)	(78)	(119)	(63)
Reimbursements of property and equipment purchases (2)	-	7	10
Income taxes paid, net of refunds (3)	(43)	(128)	(129)
Free Cash Flow (1) (2) (3)	$98	$339	$107

(1)	Excludes approximately $210 million, $179 million and $91 million related to the Assembly Atlanta project in 2023, 2022 and 2021, respectively.
(2)	Excludes approximately $38 million related to the Assembly Atlanta project in 2023.
(3)	Included $72 million of income tax payments in the 2021 nine-month period, related to the divestiture of certain stations acquired from Quincy Media.

Gray Television, Inc.
Earnings Release for the three and nine-month periods ended September 30, 2023	Page 10 of 11

Reconciliation of Total Leverage Ratio, Net of All Cash (Unaudited):

Eight Quarters Ended
September 30, 2023
(in millions)
Net income	$417
Adjustments to reconcile from net income to operating cash flow as defined in our Senior Credit Agreement:
Depreciation	264
Amortization of intangible assets	391
Impairment of goodwill and other intangible assets	61
Non-cash stock-based compensation	39
Loss on disposals of assets, net	14
Interest expense	739
Loss from early extinguishment of debt	3
Income tax expense	169
Amortization of program broadcast rights	88
Non-cash 401(k) expense	16
Payments for program broadcast rights	(90)
Pension gain	(5)
Contributions to pension plans	(7)
Adjustments for unrestricted subsidiaries	46
Adjustments for stations acquired or divested, financings and expected synergies during the eight quarter period	53
Transaction Related Expenses	64
Operating Cash Flow as defined in our Senior Credit Agreement	$2,262
Operating Cash Flow as defined in our Senior Credit Agreement, divided by two	$1,131

September 30, 2023
Adjusted Total Indebtedness:
Total outstanding principal	$6,239
Letters of credit outstanding	5
Cash	(21)
Adjusted Total Indebtedness, Net of All Cash	$6,223

Total Leverage Ratio, Net of All Cash	5.50

Gray Television, Inc.
Earnings Release for the three and nine-month periods ended September 30, 2023	Page 11 of 11